EXHIBIT 99.1
•      FOR IMMEDIATE RELEASE
OCEAN POWER TECHNOLOGIES ANNOUNCES RESULTS FOR THE QUARTER
AND SIX MONTHS ENDED OCTOBER 31, 2008
Pennington, NJ – December 10, 2008 Ocean Power Technologies, Inc. (Nasdaq: OPTT and London Stock Exchange AIM: OPT) (“OPT” or the “Company”) today announced its financial results for the second quarter and six months ended October 31, 2008 of its fiscal year ending April 30, 2009.
Second Quarter Highlights
•	Contract order backlog at October 31, 2008 increased to a record level of $8.0 million (July 31, 2008: $3.7 million)

•	Revenues for the six months ended October 31, 2008 were $2.5 million, compared to $2.2 million for the six months ended October 31, 2007

•	Net loss for the six months ended October 31, 2008 was $10.0 million, compared to a $4.3 million net loss for the six months ended October 31, 2007

•	Cash, cash equivalents and investments of $89.6 million at October 31, 2008 (April 30, 2008: $101.1 million)

•	Deployed and tested a PowerBuoy® off the coast of Spain under the wave power contract with Iberdrola

•	Awarded $2.0 million from the US Department of Energy in support of OPT’s wave power project in Reedsport, Oregon

•	Deployed and tested a PowerBuoy for the US Navy at a site off Marine Corps Base Hawaii, on the island of Oahu

•	Ocean-tested 70 miles off the coast of New Jersey an autonomous PowerBuoy developed specifically for the US Navy’s ocean data gathering program

•	Awarded $3.0 million contract from the US Navy for the second phase of their ocean data gathering program

•	US Congress passes bill which provides for wave power to qualify for the US production tax credit
Dr. George W. Taylor, OPT’s Chief Executive Officer, said “We have maintained the positive momentum with which we began the 2009 fiscal year, and have made significant progress under a number of contracts during the quarter, most notably with the US Navy and Iberdrola. In September, we deployed a PB40-rated PowerBuoy in Spain under our contract with Iberdrola, one of the world’s largest renewable energy companies. OPT also tested one of its autonomous PowerBuoy systems off the coast of New Jersey in October, under contract from the US Navy in connection with the Navy’s Deep Water Active Detection System (“DWADS”) initiative. We ended the second quarter with a PowerBuoy deployment for the US Navy in Hawaii. We have also furthered our relationship with this significant partner and announced a $3.0 million contract for participation in the second phase of the US Navy’s DWADS program.”
Dr. Taylor continued, “We are very pleased with progress made under the development program for our next generation PB150 PowerBuoy, and all structure design elements are now under review by an independent engineering group. Assembly and test of the first PB150’s power take off and control system is already underway. The Company is actively seeking additional engineering staff as we look to gear up to deliver on the record level of order backlog.”
“We expect that the US Government’s recent expansion of the production tax credit to now include wave energy will help better position OPT competitively in the alternative energy arena. We are also gratified by signs that the Obama administration in the United States is keen on leveraging renewable energy sources as commercial sources of energy for the country. The $2.0 million award we received this quarter from the Department of Energy, in support of our work in Reedsport, Oregon, is reflective of the US Government’s support for wave energy,” Dr. Taylor concluded.
Overview
OPT has seen strong demand for wave energy systems as evidenced by record levels of contract order backlog, currently at $8.0 million. OPT continues to make steady progress on development of the 150 kW-rated PowerBuoy (PB150), which comprises a significant portion of our current backlog. The design of the PB150 structure is on track to be completed by the end of calendar year 2008, and is expected to be ready for complete system testing in 2009. OPT continues to work actively with an independent engineering group to attain certification of the 150 kW PowerBuoy structure design.
OPT’s patent portfolio continues to grow as one new US patent was issued during the second quarter of fiscal year 2009. The Company’s technology base now includes a total of 39 issued US patents.
During the second quarter of fiscal 2009, the Company announced that it expects to benefit from the energy production tax credit provision of the Energy Improvement and Extension

Act of 2008. Production tax credit provisions which were already in place served only to benefit other renewable energy sources such as wind and solar. The Act will, for the first time, enable owners of wave power projects in the US to receive federal production tax credits, thereby improving the comparative economics of wave power as a renewable energy source.
Operational Review
The second quarter of fiscal year 2009 brought to the forefront the commercial capabilities that OPT’s technology offers. During this quarter, OPT made advancements in a number of key projects including:
REEDSPORT, OREGON, US – OPT received a $2.0 million award from the US Department of Energy (DoE), in support of OPT’s wave power project in Reedsport, Oregon. The DoE grant will be used to help fund the fabrication, assembly and factory testing of the first PowerBuoy to be installed at the Reedsport site. This system will be a 150 kW-rated PB150 PowerBuoy, major portions of which will be fabricated and integrated in Oregon. OPT is working closely with interested stakeholder groups at local, county and state agency levels while also making steady progress on the overall permitting and licensing process.
SPAIN – OPT deployed and tested its first commercial PowerBuoy under contract with Iberdrola S.A., one of the world’s largest renewable energy companies, and its partners, at a site approximately three miles off the coast of Santona, Spain. The enhanced PB40 PowerBuoy, which incorporates OPT’s patented wave power technology, is the first step of what is expected to be a utility-grade OPT wave power station to be built-out in a later phase of the project.
ORKNEY ISLANDS, UK – OPT is working under a contract with the Scottish Government at the European Marine Energy Centre (“EMEC”) in the Orkney Islands, Scotland to deploy a 150 kW PowerBuoy. OPT is currently working on building the power conversion and power take-off sub-assemblies. The Company is also reviewing prospective suppliers for manufacturing of the PowerBuoy, which is on track to be ready for deployment by the end of calendar year 2009. As part of its agreement with EMEC, OPT has the right to sell power to the grid up to the 2MW berth capacity limit, at favorable marine energy prices.
CORNWALL, UK –The “Wave Hub” project developer, South West of England Regional Development Agency (“SWRDA”), recently appointed an engineering contractor to manage the construction of the “Wave Hub” marine energy test site. SWRDA has forecasted that the Wave Hub connections, cabling and grid connection infrastructure will be completed by the end of the 2010 calendar year. OPT continues to work with SWRDA and is monitoring its progress in developing the project site.
HAWAII, US – The Company deployed one of its PowerBuoy systems near Kaneohe Bay on the island of Oahu. The PowerBuoy was launched under OPT’s on-going program with the US Navy at a site off Marine Corps Base Hawaii and will be connected to the Oahu power grid.
US NAVY DEEP OCEAN APPLICATION – OPT tested one of its autonomous PowerBuoy systems 70 miles off the coast of New Jersey. The PowerBuoy was constructed under contract from the US Navy in connection with the Navy’s DWADS initiative, a unique program for deep ocean data gathering. The Company received a $3.0 million contract award for the second phase of the program, which is for the ocean testing of an advanced version of the autonomous PowerBuoy.

Financial Review
Second Quarter -
Revenues decreased by $1.0 million in the three months ended October 31, 2008 to $0.7 million as compared to $1.7 million in the three months ended October 31, 2007. The decrease in revenues was primarily reflective of a lower level of activity in connection with our Spain wave power station contract and our project with the US Navy at the US Marine Corps base in Oahu, Hawaii, and the focus of significant resources on the PB150 product development efforts. The PowerBuoys related to the projects in Spain and Hawaii were deployed during the second quarter of fiscal 2009.
Cost of revenues decreased by $0.6 million to $1.4 million in the three months ended October 31, 2008, as compared to $1.9 million in the three months ended October 31, 2007. This decrease in cost of revenues reflected the decreased levels of activity on the wave power station off the coast of Spain and the Hawaii project for the US Navy. The decrease in cost of revenues was partially offset by an increase in cost of revenues related to the autonomous PowerBuoy project for the US Navy and an additional $0.2 million of anticipated loss at completion of the contract for the wave power station off the coast of Spain.
Operating loss for the three months ended October 31, 2008 increased to $5.4 million, as compared to $3.6 million in the three months ended October 31, 2007. This change primarily reflects an increase in product development costs related to our continued work to increase the power output of our utility PowerBuoy system and an increase in selling, general and administrative costs, as a result of our being a public company in the United States, increased costs related to company growth and the expansion of our sales, marketing and business development activities. These increased levels of spending were consistent with planned activity for this fiscal year.
Net loss for the three months ended October 31, 2008 was $6.1 million, compared to $1.9 million in the same period last year. This increase in net loss reflects the change in operating loss, as well as the level of foreign exchange losses incurred in the second quarter of fiscal 2009 and a decrease in interest income. The difference in period-to-period foreign exchange results was primarily attributable to the relative change in value of the British pound sterling compared to the US dollar during the two periods. The decrease in interest income was due to a decrease in cash, cash equivalents and investments, and lower interest rates reflecting a conservative investment strategy, given the current volatility in the global markets.
Six Months -
For the six months ended October 31, 2008, the Company reported revenues of $2.5 million compared to $2.2 million in the six months ended October 31, 2007. The change primarily reflected increased revenues associated with our Spain wave power station contract and the autonomous PowerBuoy project with the US Navy for ocean data gathering.

Cost of revenues increased by $0.6 million to $3.3 million in the six months ended October 31, 2008, as compared to $2.7 million in the six months ended October 31, 2007. This increase in cost of revenues reflected the higher level of activity on the Spain project and on the autonomous PowerBuoy for the US Navy, partially offset by a decrease in activity on the Hawaii project for the US Navy. The increase in costs also reflects the recognition of an additional $0.4 million of anticipated loss at completion of the contract for the wave power station off the coast of Spain.
Operating loss for the six months ended October 31, 2008 was $9.8 million compared to $7.6 million in the six months ended October 31, 2007. OPT reported a net loss of $10.0 million for the six months ended October 31, 2008 compared to a net loss of $4.3 million for the six months ended October 31, 2007. These changes in operating loss and net loss also reflect the factors discussed in connection with the comparative results of the second quarter of fiscal 2009.
On October 31, 2008, total cash, cash equivalents and investments were $89.6 million. The Company’s balance sheet remains strong, and its cash, cash equivalents and investments are highly liquid investments consisting primarily of term deposits with large commercial banks and US Treasury bills and notes.
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Webcast Details
OPT will host an audio webcast to review its results on Wednesday, December 10, 2008, at 10:00 a.m. Eastern Time (3:00 p.m. GMT). Dr. George W. Taylor, Chief Executive Officer, Mark R. Draper, Chief Operating Officer, and Charles F. Dunleavy, Chief Financial Officer, will host the webcast. Investors and other interested parties may access the webcast by visiting the Company’s website at www.oceanpowertechnologies.com and clicking on the Investor Relations tab, then Webcasts and Presentations.
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Additional information may be found in the Company’s Quarterly Report on Form 10-Q filed with the US Securities and Exchange Commission. The Form 10-Q may be accessed at www.sec.gov or at the Company’s website in the Investor Relations tab.
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Forward-Looking Statements
This release may contain “forward-looking statements” that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company’s current expectations about its future plans and performance, including statements concerning the impact of marketing strategies, new product introductions and innovation, deliveries of product, sales, earnings, and margins. These forward-looking statements rely on a number of assumptions and estimates which could be inaccurate and which are subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company’s most recent Form 10-K for a further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.
About Ocean Power Technologies
Ocean Power Technologies (Nasdaq: OPTT and London Stock Exchange AIM: OPT) is a pioneer in wave-energy technology that harnesses ocean wave resources to generate reliable, clean, and environmentally-beneficial electricity. OPT has a strong track record in harnessing wave energy and participates in a $150 billion renewable energy market. The Company’s proprietary PowerBuoy® system is based on modular, ocean-going buoys that capture and convert predictable wave energy into low-cost, clean electricity. The Company is widely recognized as the leading provider of on-grid and autonomous wave-energy generation with its energy systems benefiting from over a decade of in-ocean experience. OPT’s technology and systems are insured by Lloyds Underwriters of London. OPT is headquartered in Pennington, New Jersey with offices in Warwick, UK. More information can be found at www.oceanpowertechnologies.com.
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Contact information:

Ocean Power Technologies, Inc.
Dr. George W. Taylor, Chief Executive Officer	Telephone: +1 609 730 0400

Charles F. Dunleavy, Chief Financial Officer	Telephone: +1 609 730 0400

Media Contact in United States:
Edelman
Mona J. Walsh	Telephone: +1 212 704 4598
Email: mona.walsh@edelman.com
Media Contact in United Kingdom:
Corfin Communications
Neil Thapar, Martin Sutton	Telephone: +44 20 7977 0020

Collins Stewart Europe Limited
Adrian Hadden	Telephone: +44 20 7523 8350

Consolidated Balance Sheets as of
October 31, 2007, April 30, 2008
and October 31, 2008

	October 31,		October 31,
	2007	April 30,	2008
	(Unaudited)	2008	(Unaudited)
	$	$	$
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	109,681,072	88,836,304	11,390,768
Short-term investments	—	—	45,934,653
Accounts receivable	572,732	1,728,637	988,285
Unbilled receivables	1,146,265	577,452	951,321
Other current assets	1,123,122	1,375,249	1,343,664

Total current assets	112,523,191	92,517,642	60,608,691

Property and equipment, net	396,301	628,454	808,307
Patents, net	639,369	717,288	785,274
Restricted cash	1,037,592	1,123,848	939,960
Long-term investments	—	12,233,437	32,285,422
Other noncurrent assets	250,946	330,296	1,237,328

TOTAL ASSETS	114,847,399	107,550,965	96,664,982

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	1,285,301	1,457,575	1,231,338
Accrued expenses	2,680,004	4,490,008	3,616,379
Unearned revenues	601,082	699,752	375,888
Other current liabilities	26,106	—	—

Total current liabilities	4,592,493	6,647,335	5,223,605
Long-term debt	188,784	188,784	126,491
Deferred rent	13,531	16,237	18,943
Deferred credits	600,000	600,000	600,000

Total liabilities	5,394,808	7,452,356	5,969,039

STOCKHOLDERS’ EQUITY:
Preferred stock, $0.001 par value; authorized 5,000,000 shares; none issued or outstanding		—	—
Common stock, $0.001 par value; authorized 105,000,000 shares; issued and outstanding 10,192,854, 10,210,354 and 10,210,354 shares, respectively	10,193	10,210	10,210
Additional paid-in capital	152,050,476	153,057,265	153,896,651
Accumulated deficit	(42,579,578)	(52,927,641)	(62,936,507)
Accumulated other comprehensive loss	(28,500)	(41,225)	(274,411)
Total stockholders’ equity	109,452,591	100,098,609	90,695,943

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	114,847,399	107,550,965	96,664,982

Consolidated Statements of Operations
For the three months ended October 31, 2007
and 2008 (Unaudited)

	October 31,	October 31,
	2007	2008
	$	$
REVENUES	1,686,212	667,124
COST OF REVENUES	1,923,196	1,369,578
Gross loss	(236,984)	(702,454)
PRODUCT DEVELOPMENT COSTS	1,942,713	2,330,073
SELLING, GENERAL AND ADMINISTRATIVE COSTS	1,371,160	2,393,738
Operating expenses	3,313,873	4,723,811
Operating loss	(3,550,857)	(5,426,265)

INTEREST INCOME	1,343,877	514,446
FOREIGN EXCHANGE GAIN (LOSS)	336,164	(1,203,882)
NET LOSS	(1,870,816)	(6,115,701)

Basic and diluted net loss per share	(0.18)	(0.60)

Weighted average shares used to compute basic and diluted net loss per share	10,192,854	10,210,354

Consolidated Statements of Operations
For the six months ended October 31, 2007
and 2008 (unaudited)

	October 31,	October 31,
	2007	2008
	$	$
REVENUES	2,241,916	2,453,752
COST OF REVENUES	2,728,188	3,317,724
Gross loss	(486,272)	(863,972)
PRODUCT DEVELOPMENT COSTS	3,758,447	4,033,022
SELLING, GENERAL AND ADMINISTRATIVE COSTS	3,367,762	4,945,554
Operating expenses	7,126,209	8,978,576
Operating loss	(7,612,481)	(9,842,548)

INTEREST INCOME	2,788,163	1,062,038
FOREIGN EXCHANGE GAIN (LOSS)	515,658	(1,228,355)
NET LOSS	(4,308,660)	(10,008,865)

Basic and diluted net loss per share	(0.42)	(0.98)

Weighted average shares used to compute basic and diluted net loss per share	10,191,104	10,210,354

Consolidated Statements of Cash Flows
For the six months ended October 31, 2007 and
2008 (unaudited)

	October 31,	October 31,
	2007	2008
	$	$
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	(4,308,660)	(10,008,865)
Adjustments to reconcile net loss to net cash used in operating activities:
Foreign exchange (gain) loss	(515,658)	1,228,355
Depreciation and amortization	121,135	144,233
Loss on disposal of equipment	—	256,378
Treasury note premium amortization	—	128,093
Compensation expense related to stock option grants and restricted stock	1,154,516	879,371
Deferred rent	2,706	2,706
Changes in operating assets and liabilities:
Accounts receivable	298,673	538,254
Unbilled receivables	(810,042)	(561,703)
Other current assets	(673,999)	(98,392)
Other noncurrent assets	—	(779,718)
Accounts payable	(285,200)	(56,328)
Accrued expenses	(1,295,886)	(784,535)
Unearned revenues	601,082	(323,864)

Net cash used in operating activities	(5,711,333)	(9,436,015)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of short-term investments	(8,968,170)	(52,845,078)
Maturities of short-term investments	17,358,316	6,910,425
Purchases of long-term investments	—	(20,180,078)
Purchases of equipment	(98,271)	(611,324)
Payments of patent costs	(36,376)	(97,188)
Investments in joint ventures and other noncurrent assets	(16,739)	—

Net cash provided by (used in) investing activities	8,238,760	(66,823,243)

CASH FLOWS FROM FINANCING ACTIVITES:
Common stock issuance costs	(870,116)	—
Proceeds from exercise of stock options	53,296	—
Repayment of long-term debt	—	(42,801)

Net cash used in financing activities	(816,820)	(42,801)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	464,992	(1,143,477)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	2,175,599	(77,445,536)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	107,505,473	88,836,304

CASH AND CASH EQUIVALENTS, END OF PERIOD	109,681,072	11,390,768
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